State of Delaware
Secretary of State
Division of Corporations
Delivered 11:45 AM 07/31/2006
FILED 11:05 AM 07/31/2006
SRV 060715652 - 4197860 FILE

CERTIFICATE OF FORMATION

OF

BG DIGHTON POWER, LLC

1. The name of the limited liability company is BG DIGHTON POWER, LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. This Certificate shall be made effective on July 31, 2006.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of BG DIGHTON POWER, LLC on this the 31st day of July 2006.

BG DIGHTON POWER, LLC

By: ______________________
Cynthia Masters
Secretary